Exhibit 99.1


    Liquidation of Corporate Backed Trust Certificates, GE Global Insurance
                        Note-Backed Series 2003-19 Trust


NEWS RELEASE - IMMEDIATE - June 7, 2004:

         On May 17, 2004 Corporate Backed Trust Certificates, GE Global Insurance Note-Backed Series 2003-19 Trust, established by Lehman ABS Corporation, announced that it would be terminated in accordance with the terms of its trust agreement. The sole assets of the trust are $38,000,000 principal amount of 7% Notes due 2026 issued by GE Global Insurance Holding Corporation. According to the trust agreement, each 6% Class A-1 Certificate is entitled to $22.294890 face amount of the 7% GE Global Notes (plus $0.0022078 in cash in lieu of fractional notes) or its cash equivalent as determined by an auction conducted by an auction agent. Previously the holders of the trust certificates have elected to receive either their pro rata portion of the 7% GE Global Notes or the proceeds from the sale of the underlying 7% GE Global Notes.

         On June 4, 2004 an auction was held of $25,327,000 principal amount of the 7% GE Global Notes, representing the amount remaining after taking into account distributions to the certificateholders requesting receipt of the underlying notes. The notes were sold at a price of $102.432 per $100 plus accrued interest. As a result, on June 9, 2004, the trust is expected to receive gross proceeds of $26,504,367.80 from such auction which equates to $23.33 per 6% Class A-1 Certificate. On or before June 10, 2004 the Class A-1 certificateholders based upon their election will receive either their pro rata portion of the 7% GE Global Notes or its cash equivalent as determined by the auction.














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Contact:
U.S. Bank Trust National Association     David Kolibachuk, Corporate Trust
                                         Services, 212-361-2459

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